Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2017 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Abercrombie & Fitch Co.’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017.

/s/ PricewaterhouseCoopers LLP
Columbus, Ohio
June 15, 2017